United States

Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  May 12, 2015
(Date of Earliest Event Reported)

REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07        Submission of Matters to a Vote of Security Holders

(a)  On May 12, 2015, Realty Income Corporation (the "Company") held its 2015 annual meeting of stockholders (the "Annual Meeting"). As of March 12, 2015, the record date for the Annual Meeting, there were 227,024,420 common shares issued and outstanding and entitled to vote at the Annual Meeting. Proxies for the Annual Meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934.

(b)  The results of the matters voted upon at the Annual Meeting were as follows:

Proposal 1 considered at the Annual Meeting was the election of eight directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified.

            All of management’s nominees for directors as listed in the proxy statement were elected with the following share vote:

	Voted For	Voted Against	Abstentions	Broker Non-Votes
Kathleen R. Allen, Ph.D.	129,379,872	3,450,480	769,284	72,345,355
John P. Case	132,179,402	608,657	811,577	72,345,355
A. Larry Chapman	132,138,970	639,566	821,100	72,345,355
Priya Cherian Huskins	132,195,429	577,569	826,638	72,345,355
Michael D. McKee	131,244,642	1,536,465	818,529	72,345,355
Gregory T. McLaughlin	132,172,997	614,319	812,320	72,345,355
Ronald L. Merriman	131,576,149	1,196,154	827,333	72,345,355
Stephen E. Sterrett	132,276,477	496,954	826,205	72,345,355

            Proposal 2 considered at the Annual Meeting was the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ended December 31, 2015.  This proposal was approved, with 203,135,967 shares voted for, 1,425,921 shares voted against, and 1,383,103 shares representing abstentions.  No broker non-votes resulted from the vote on this proposal.

            Proposal 3 considered at the Annual Meeting was the approval, on an advisory basis, of the compensation of the Company’s named executive officers.  This proposal was approved, with 125,767,755 shares voted for, 5,520,559 shares voted against, 2,311,322 shares representing abstentions and 72,345,355 shares representing broker non-votes.

(c)  Not applicable.

(d)  Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2015	REALTY INCOME CORPORATION
	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary